Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Guidance Software, Inc. 2017 Incentive Award Plan of our reports dated March 1, 2017, with respect to the consolidated financial statements and financial statements schedule of Guidance Software, Inc. and the effectiveness of internal control over financial reporting of Guidance Software, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
May 3, 2017